UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)
of the
SECURITIES EXCHANGE ACT OF 1934

Date of Event Requiring Report: December 12, 2006

DIATOM CORPORATION

(Exact name of registrant as specified in its charter)

NEVADA
(State or other jurisdiction of incorporation or organization)

000-28429 (Commission File Number)	68-0423301 (IRS Employer Identification Number)

Robert Fisher, Chief Executive Officer
145-925 West Georgia Street, Vancouver, British Columbia, Canada V6C 3L2
(Address of principal executive offices)

(604) 602-4771
(Registrant’s telephone number, including area code)

668 North Coast Highway #261, Laguna Beach, California 92651

(Former Name or Former Address, If Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02           DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICERS; ELECTION OF DIRECTORS;  APPOINTMENT OF PRINCIPAL OFFICERS

(b)  Effective December 15, 2006, the board of directors of Diatom Corporation (“Company”) accepted the resignation of J. Dan Sifford as chief executive officer, chief financial officer, principal accounting officer and as a director.

(c)  Effective December 15, 2006, the board of directors of the Company appointed Robert Fisher as chief executive officer, chief financial officer, and principal accounting officer.

Mr. Fisher graduated from Trinity College Dublin University with MA, BA and B.Comm degrees and qualified as a Canadian Chartered Accountant. He has over 20 years experience working in real estate development and the hospitality industry. Most recently Mr. Fisher was the president of International RV Resort Management Consultants, Inc. based in Vancouver, British Columbia and Spokane, Washington and was responsible for the development and management of RV parks in Washington and California. Prior to that, he was the vice-president of development for Onterra RV Resorts, Inc., a Vancouver, British Columbia and San Francisco, California based company that acquired and repositioned RV resorts in several California locations. He has also acted as a partner and consultant to various retail, investment and hotel development projects in Canada and the United States.

The Company has not entered into any related transactions with Mr. Fisher and has not entered into any employment agreement in connection with his appointment as chief executive officer, chief financial officer and principal accounting officer.

(d)  Effective December 12, 2006, Robert Fisher was appointed to the board of directors of the Company to serve until the next Annual Meeting of Stockholders.

The appointment of Mr. Fisher to the Company’s board of directors was not based on any prior understanding or arrangement. The Company has not at this time determined whether Mr. Fisher will serve on any standing committee.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant caused this report to be signed on its behalf by the undersigned thereunto duly authorized

By: /s/ Robert Fisher                                                          December 15, 2006

Name: Robert Fisher

Title: Chief Executive Officer